PROMISSORY NOTE

DEFINED TERMS

Execution Date: April 20, 2011	**City and State of Signing:** **Louisville, Kentucky**
Loan Amount: $24,700,000.00	**Interest Rate:** **5.09% per annum**
Borrower: LAKES EDGE APARTMENTS, LLC, a Delaware limited liability company	
Borrower's Address: c/o NTS Development Company 10172 Linn Station Road Louisville, Kentucky 40223	
Holder: METLIFE BANK, N.A., A NATIONAL BANKING ASSOCIATION	
Holder's Address: MetLife Bank, N.A. c/o Metropolitan Life Insurance Company 10 Park Avenue Morristown, NJ 07962 Attention: Senior Vice President, Real Estate Investments Re: Lakes Edge Apartments with a copy to: MetLife Bank, N.A. c/o Metropolitan Life Insurance Company 3500 Lenox Road NE, Suite 1800 Atlanta, GA 30326 Attention: Regional Director Real Estate Investments Re: Lakes Edge Apartments and MetLife Bank, N.A. 344 Madison Avenue P.O. Box 1949 Convent Station, New Jersey 07962-1949 Attention: Ken Myers, Director – Loan Administration Re: Lakes Edge Apartments and MetLife Bank, N.A. 344 Madison Avenue P.O. Box 1949 Convent Station, New Jersey 07962-1949 Attention: Legal Department Re: Lakes Edge Apartments	
Maturity Date: **May 1, 2018**	**Advance Date:** The date funds are disbursed to Borrower.
Interest Only Period: The period from the Advance Date and ending on the last day of the twenty-fourth (24th) month following the month in which the Advance Date occurs.	**Principal and Interest Installment Date:** The first day of the twenty-sixth (26th) calendar month following the Advance Date.

Monthly Installment: Equal monthly installments of principal and interest at the Interest Rate each in the amount of $133,956.86. **The Monthly Installment is based upon an amortization period of 30 years.**	**Permitted Prepayment Period:** During the 90 day period prior to the Maturity Date, Borrower may prepay the Loan without a Prepayment Fee on 30 days prior written notice. In addition, commencing on the first day of the first month following the Prepayment Lockout Period (as hereinafter defined), Borrower may prepay the Loan with a Prepayment Fee on 60 days prior written notice. **Prepayment Lockout Period:** During the period from the Advance Date and ending on the last day of the twenty-eighth (28th) month thereafter (the "Prepayment Lockout Period"), the Borrower shall not make any prepayment of all or any portion of the Loan.
Liable Party:	**NTS REALTY HOLDINGS LIMITED PARTNERSHIP,** a Delaware limited partnership
Addresses of Liable Party:	c/o NTS Development Company 10172 Linn Station Road Louisville, Kentucky 40223
Late Charge: An amount equal to four cents ($.04) for each dollar that is overdue.	
Default Rate: An annual rate equal to the Interest Rate plus four percent (4%).	
Note: This Promissory Note. Mortgage: Mortgage, Security Agreement, and Fixture Filing dated as of the Execution Date granted by Borrower to Holder.	
Loan Documents: This Note, the Mortgage and any other documents related to this Note and/or the Mortgage and all renewals, amendments, modifications, restatements and extensions of these documents.	
Guaranty: Guaranty dated as of the Execution Date and executed by Liable Party.	
Indemnity Agreement: Unsecured Indemnity Agreement dated as of the Execution Date and executed by Borrower and Liable Party in favor of Holder. The Indemnity Agreement and Guaranty are not Loan Documents and shall survive repayment of the Loan or other termination of the Loan Documents.	

FOR VALUE RECEIVED, Borrower promises to pay to the order of Holder, at Holder's Address or such other place as Holder may from time to time designate, the Loan Amount with interest payable in the manner described below, in money of the United States of America that at the time of payment shall be legal tender for payment of all obligations.

Capitalized terms which are not defined in this Note shall have the meanings set forth in the Mortgage.

1. Payment of Principal and Interest. Principal and interest under this Note shall be payable as follows:

(a) Interest on the funded portion of the Loan Amount shall accrue from the Advance Date at the Interest Rate and shall be paid on the first day of the first calendar month following the Advance Date and on the first day of each month thereafter during the Interest Only Period.

(b) Commencing on the Principal and Interest Installment Date and on the first day of each calendar month thereafter, to and including the first day of the calendar month immediately preceding the Maturity Date, Borrower shall pay the Monthly Installment; and

(c) On the Maturity Date, a final payment in the aggregate amount of the unpaid principal sum evidenced by this Note, all accrued and unpaid interest, and all other sums evidenced by this Note or secured by the Mortgage and/or any other Loan Documents as well as any future advances under the Mortgage that may be made to or on behalf of Borrower by Holder following the Advance Date (collectively, the "**Secured Indebtedness**"), shall become immediately payable in full.

Borrower acknowledges and agrees that a substantial portion of the original Loan Amount shall be outstanding and due on the Maturity Date.

Interest shall be calculated on the basis of a thirty (30) day month and a three hundred sixty (360) day year, except that (i) if the Advance Date occurs on a date other than the first day of a calendar month, interest payable for the period commencing on the Advance Date and ending on the last day of the month in which the Advance Date occurs shall be calculated on the basis of the actual number of days elapsed over a 365 day or 366 day year, as applicable, and (ii) if the Maturity Date occurs on a date other than the last day of the month, interest payable for the period commencing on the first day of the month in which the Maturity Date occurs and ending on the Maturity Date shall be calculated on the basis of the actual number of days elapsed over a 365 day or 366 day year, as applicable.

2. Application of Payments. At the election of Holder, and to the extent permitted by law, all payments shall be applied in the order selected by Holder to any expenses, prepayment fees, late charges, escrow deposits and other sums due and payable under the Loan Documents, and to unpaid interest at the Interest Rate or at the Default Rate, as applicable. The balance of any payments shall be applied to reduce the then unpaid Loan Amount.

3. Security. The covenants of the Mortgage are incorporated by reference into this Note. This Note shall evidence, and the Mortgage shall secure, the Secured Indebtedness.

4. Late Charge. If any payment of interest, any payment of a Monthly Installment or any payment of a required escrow deposit is not paid within 7 days of the due date, Holder shall have the option to charge Borrower the Late Charge. The Late Charge is for the purpose of defraying the expenses incurred in connection with handling and processing delinquent payments and is payable in addition to any other remedy Holder may have. Unpaid Late Charges shall become part of the Secured Indebtedness and shall be added to any subsequent payments due under the Loan Documents.

5. Acceleration Upon Default. At the option of Holder, if Borrower fails to pay any sum specified in this Note within 7 days of the due date, or if an Event of Default occurs, the Secured Indebtedness, and all other sums evidenced and/or secured by the Loan Documents, including without limitation any applicable prepayment fees (collectively, the "**Accelerated Loan Amount**") shall become immediately due and payable.

6. Interest Upon Default. The Accelerated Loan Amount shall bear interest at the Default Rate which shall never exceed the maximum rate of interest permitted to be contracted for under the laws of the State of Florida. The Default Rate shall commence upon the occurrence of an Event of Default and shall continue until all defaults are cured.

7. Limitation on Interest. The agreements made by Borrower with respect to this Note and the other Loan Documents are expressly limited so that in no event shall the amount of interest received, charged or contracted for by Holder exceed the highest lawful amount of interest permissible under the laws applicable to the Loan. If at any time performance of any provision of this Note or the other Loan Documents results in the highest lawful rate of interest permissible under applicable laws being exceeded, then the amount of interest received, charged or contracted for by Holder shall automatically and without further action by any party be deemed to have been reduced to the highest lawful amount of interest then permissible under applicable laws. If Holder shall ever receive, charge or contract for, as interest, an amount which is unlawful, at Holder's election, the amount of unlawful interest shall be refunded to Borrower (if actually paid) or applied to reduce the then unpaid Loan Amount. To the fullest extent permitted by applicable laws, any amounts contracted for, charged or received under the Loan Documents included

for the purpose of determining whether the Interest Rate would exceed the highest lawful rate shall be calculated by allocating and spreading such interest to and over the full stated term of this Note.

8. Prepayment. Borrower shall not have the right to prepay all or any portion of the Loan Amount at any time during the term of this Note except as expressly set forth in the Note. If Borrower provides notice of its intention to prepay, the Accelerated Loan Amount shall become due and payable on the date specified in the prepayment notice.

9. Prepayment Fee.

(a) Any tender of payment by Borrower or any other person or entity of the Secured Indebtedness, other than as expressly provided in the Loan Documents, shall constitute a prohibited prepayment. If a prepayment of all or any part of the Secured Indebtedness is made following (i) an Event of Default and an acceleration of the Maturity Date, (ii) the application of money to the principal of the Loan after a casualty or condemnation, or (iii) in connection with a purchase of the Property or a repayment of the Secured Indebtedness at a judicial or non-judicial foreclosure sale of the Property, then to compensate Holder for the loss of the investment, Borrower shall pay an amount equal to the Prepayment Fee (as hereinafter defined). Notwithstanding the foregoing, so long as Borrower makes a good faith effort to recover any Prepayment Fee which would be due as a result of a casualty or condemnation, from the insurer in the case of a casualty or from the condemning authority, then the Prepayment Fee due as a result of the casualty or condemnation shall be waived except to the extent recovered by Borrower. For purposes of the immediately preceding sentence, "good faith effort" shall mean including the Prepayment Fee in Borrower's claim against its insurer or the condemning authority (as applicable) and pursuing the Prepayment Fee with diligence equal to the diligence used in pursuing other elements of the claim; provided, however, that Borrower may but shall not be required by Lender to file litigation against its insurer or appeal any adverse ruling by the condemning authority solely for the purpose of recovering the Prepayment Fee.

(b) The **"Prepayment Fee"** shall be the greater of (A) the Prepayment Ratio (as hereinafter defined) multiplied by the difference between (x) and (y), where (x) is the present value of all remaining payments of principal and interest including the outstanding principal due on the Maturity Date, discounted at the rate which, when compounded monthly, is equivalent to the Treasury Rate compounded semi-annually, and (y) is the amount of the principal then outstanding (to be adjusted in the event of partial prepayment), or (B) one percent (1%) of the amount of the principal being prepaid.

(c) The **"Treasury Rate"** shall be the annualized yield on securities issued by the United States Treasury having a maturity equal to the remaining stated term of this Note, as quoted in the Federal Reserve Statistical Release [H. 15 (519)] under the heading "U.S. Government Securities - Treasury Constant Maturities" for the date which is five (5) Business Days prior to the date on which prepayment is being made. If this rate is not available as of the date of prepayment, the Treasury Rate shall be determined by interpolating between the yield on securities of the next longer and next shorter maturity. If the Treasury Rate is no longer published, Holder shall select a comparable rate. Holder will, upon request, provide an estimate of the amount of the Prepayment Fee two weeks before the date of the scheduled prepayment. A Business Day is a day on which Holder is conducting normal business operations.

(d) The **"Prepayment Ratio"** shall be a fraction, the numerator of which shall be the amount of principal being prepaid, and the denominator of which shall be the principal then outstanding.

10. Waiver of Right to Prepay Note Without Prepayment Fee. Borrower acknowledges that Holder has relied upon the anticipated investment return under this Note in entering into transactions with, and in making commitments to, third parties and that the tender of any prohibited prepayment or any permitted prepayment which pursuant to the terms of this Note requires a Prepayment Fee, shall include the Prepayment Fee. Borrower agrees that the determination of the Interest Rate was based on the intent, expectation and agreement (and the Interest Rate would have been higher without such agreement) of Borrower and Holder that the amounts advanced under this Note would not be prepaid during the term of this Note, or if any such prepayment would occur, the Prepayment Fee would apply (except as expressly permitted by the terms of this Note). Borrower also agrees that the Prepayment

Fee represents the reasonable estimate of Holder and Borrower of a fair average compensation for the loss that may be sustained by Holder as a result of a prepayment of this Note and it shall be paid without prejudice to the right of Holder to collect any other amounts provided to be paid under the Loan Documents.

BORROWER EXPRESSLY (A) WAIVES ANY RIGHTS IT MAY HAVE UNDER FLORIDA LAW TO PREPAY THIS NOTE, IN WHOLE OR IN PART, WITHOUT FEE OR PENALTY, UPON ACCELERATION OF THE MATURITY DATE OF THIS NOTE, AND (B) AGREES THAT IF, FOR ANY REASON, A PREPAYMENT OF THIS NOTE IS MADE, UPON OR FOLLOWING ANY ACCELERATION OF THE MATURITY DATE OF THIS NOTE BY HOLDER ON ACCOUNT OF ANY DEFAULT BY BORROWER UNDER ANY LOAN DOCUMENT, INCLUDING BUT NOT LIMITED TO ANY TRANSFER, FURTHER ENCUMBRANCE OR DISPOSITION WHICH IS PROHIBITED OR RESTRICTED BY THE MORTGAGE, THEN BORROWER SHALL BE OBLIGATED TO PAY CONCURRENTLY THE PREPAYMENT FEE SPECIFIED IN SECTION 9. BY EXECUTING THIS NOTE, BORROWER AGREES THAT HOLDER'S AGREEMENT TO MAKE THE LOAN AT THE INTEREST RATE AND FOR THE TERM SET FORTH IN THIS NOTE CONSTITUTES ADEQUATE CONSIDERATION FOR THIS WAIVER AND AGREEMENT.

11. Liability of Borrower. Upon the occurrence of an Event of Default, except as provided in this Section 11, Holder will look solely to the Property and the security under the Loan Documents for the repayment of the Loan and will not enforce a deficiency judgment against Borrower. However, nothing contained in this section shall limit the rights of Holder to proceed against Borrower and the members of Borrower and/or the Liable Party, if any, (i) to enforce any Leases entered into by Borrower or its affiliates as tenant; (ii) to recover damages for fraud, material misrepresentation, material breach of warranty or waste; (iii) to recover any Condemnation Proceeds or Insurance Proceeds or other similar funds which have been misapplied by Borrower or which, under the terms of the Loan Documents, should have been paid to Holder; (iv) to recover any tenant security deposits, tenant letters of credit or other deposits or fees paid to Borrower or prepaid rents for a period of more than 30 days; (v) to recover Rents and Profits received by Borrower after the first day of the month in which an Event of Default occurs and prior to the date Holder acquires title to the Property which have not been applied to the Loan or in accordance with the Loan Documents to operating and maintenance expenses of the Property; (vi) to recover damages, costs and expenses arising from, or in connection with Article VI of the Mortgage pertaining to hazardous materials or the Indemnity Agreement; (vii) to recover all amounts due and payable pursuant to Sections 11.06 and 11.07 of the Mortgage and any amount expended by Holder in connection with the foreclosure of the Mortgage; (viii) to recover costs and damages arising from Borrower's failure to pay Premiums or Impositions in the event Borrower is not required to deposit such amounts with Holder pursuant to Section 2.05 of the Mortgage; and/or (ix) to recover damages arising from Borrower's failure to comply with Section 8.01 of the Mortgage pertaining to ERISA.

The limitation of liability set forth in this Section 11 shall not apply and the Loan shall be fully recourse in the event that Borrower commences a voluntary bankruptcy or insolvency proceeding or an involuntary bankruptcy or insolvency proceeding is commenced against Borrower and is not dismissed within 120 days of filing. In addition, this agreement shall not waive any rights which Holder would have under any provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Secured Indebtedness or to require that the Property shall continue to secure all of the Secured Indebtedness.

Notwithstanding the foregoing, the Loan shall be fully recourse to the Borrower, in the event there is a Transfer or Secondary Financing except as permitted in the Loan Documents or otherwise approved in writing by Holder.

12. Waiver by Borrower. Borrower and others who may become liable for the payment of all or any part of this Note, and each of them, waive diligence, demand, presentment for payment, notice of nonpayment, protest, notice of dishonor and notice of protest, notice of intent to accelerate and notice of acceleration and specifically consent to and waive notice of any amendments, modifications, renewals or extensions of this Note, including the granting of extension of time for payment, whether made to or in favor of Borrower or any other person or persons.

13. Exercise of Rights. No single or partial exercise by Holder, or delay or omission in the exercise by Holder, of any right or remedy under the Loan Documents shall waive or limit the exercise of any such right or remedy. Holder shall at all times have the right to proceed against any portion of or interest in the Property in the manner that Holder may deem appropriate, without waiving any other rights or remedies. The release of any party under this Note shall not operate to release any other party which is liable under this Note and/or under the other Loan Documents or under the Indemnity Agreement.

14. Fees and Expenses. If Borrower defaults under this Note, Borrower shall be personally liable for and shall pay to Holder, in addition to the sums stated above, the costs and expenses of enforcement and collection, including a reasonable sum as an attorney's fee. This obligation is not limited by Section 11.

15. No Amendments. This Note may not be modified or amended except in a writing executed by Borrower and Holder. No waivers shall be effective unless they are set forth in a writing signed by the party which is waiving a right. This Note and the other Loan Documents are the final expression of the lending relationship between Borrower and Holder.

16. Governing Law. This Note is to be construed and enforced in accordance with the laws of the State of Florida.

17. Construction. The words "Borrower" and "Holder" shall be deemed to include their respective heirs, representatives, successors and assigns, and shall denote the singular and/or plural, and the masculine and/or feminine, and natural and/or artificial persons, as appropriate. The provisions of this Note shall remain in full force and effect notwithstanding any changes in the shareholders, partners or members of Borrower. If more than one party is Borrower, the obligations of each party shall be joint and several. The captions in this Note are inserted only for convenience of reference and do not expand, limit or define the scope or intent of any section of this Note.

18. Notices. All notices, demands, requests and consents permitted or required under this Note shall be given in the manner prescribed in the Mortgage.

19. Time of the Essence. Time shall be of the essence with respect to all of Borrower's obligations under this Note.

20. Severability. If any provision of this Note should be held unenforceable or void, then that provision shall be deemed separable from the remaining provisions and shall not affect the validity of this Note, except that if that provision relates to the payment of any monetary sum to Lender, then Holder may, at its option, declare the Secured Indebtedness (together with the Prepayment Fee) immediately due and payable.

21. WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER AND HOLDER HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING AND/OR HEARING ON ANY MATTER WHATSOEVER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS NOTE, THE MORTGAGE OR ANY OF THE LOAN DOCUMENTS, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY LAW, STATUTE, OR REGULATION. NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. EACH PARTY HAS RECEIVED THE ADVICE OF COUNSEL WITH RESPECT TO THIS WAIVER.

IN WITNESS WHEREOF, Borrower has executed this Note as of the Execution Date.

LAKES EDGE APARTMENTS, LLC, a Delaware limited liability company

By: **LE CENTRAL HOLDINGS, LLC**, a Delaware limited liability company, Manager

By: **NTS REALTY HOLDINGS LIMITED PARTNERSHIP**, a Delaware limited partnership, Manager

By: **NTS REALTY CAPITAL, INC.**, a Delaware corporation, Managing General Partner

By: ______________________
Name: Brian F. Lavin
Its: President and Chief Executive Officer

Documentary Stamp Tax in the amount of $86,450.00 has been paid on this Note, affixed to the Mortgage securing this Note and cancelled.

11973/0016 #730227 v6
4/14/2011